Exhibit 2.2

CONTRIBUTION AND PURCHASE AGREEMENT

BY AND AMONG

ALLEN ORGAN COMPANY,

MUSICCO, LLC,

LANDCO REAL ESTATE, LLC

and

AOC ACQUISITION, INC.

Dated as of April 12, 2006

i

SCHEDULES

Section	Schedule
Section 1.01(k)(iii)(B)	Company Machinery and Equipment
Section 1.01(k)(iii)(C)	Company Intellectual Property
Section 1.01(k)(iv)	Certain Company Assets
Section 1.01(n)(i)	ERI Businesses
Section 1.01(n)(ii)	Company Former Businesses
Section 1.01(t)(iii)	Certain Company Liabilities
Section 1.01(ll)(ii)	Certain LandCo Assets
Section 1.01(mm)	LandCo Certificate of Organization
Section 1.01(oo)(ii)	Certain LandCo Liabilities
Section 1.01(pp)	LandCo Operating Agreement
Section 1.01(ss)	Life Insurance Policies
Section 1.01(uu)(ii)	Certain MusicCo Assets
Section 1.01(uu)(iii)(E)	Certain Company Employee Plans
Section 1.01(uu)(iii)(H)	MusicCo Machinery and Equipment
Section 1.01(vv)	MusicCo Bank Accounts
Section 1.01(ww)(ii)	MusicCo Former Businesses
Section 1.01(xx)	MusicCo Certificate of Organization
Section 1.01(aaa)(ii)	Certain MusicCo Liabilities

Section	Schedule
Section 1.01(ccc)	MusicCo Operating Agreement
Section 1.01(ddd)	MusicCo Real Property
Section 1.01(eee)	MusicCo Sales Real Property
Section 1.01(fff)	MusicCo Subsidiaries
Section 2.04	Intercompany Accounts
Section 4.03(a)	MusicCo Assignment and Assumption of LLC Interests Agreement
Section 6.10	Transaction Expenses
Section 7.06	Tax Matters Addendum

GLOSSARY

Term	Section
401(k) Plan	Section 7.07
Accounts Receivable	Section 1.01(a)
Action	Section 1.01(b)
Advisor	Section 1.01(c)
Affected Employee	Section 7.07
Affiliate	Section 1.01(d)
Agreement	Recitals
Ancillary Agreements	Section 1.01(e)
Assets	Section 1.01(f)
Assigning Party	Section 2.06
Buyer	Recitals
Buyer 401(k) Plan	Section 7.07
Capital Expenditures	Section 1.01(g)
Cash	Section 1.01(h)
Claims Administration	Section 1.01(i)
Claims Made Policies	Section 7.01(b)
Code	Section 1.01(j)
Company	Recitals
Company Assets	Section 1.01(k)
Company Bank Accounts	Section 1.01(l)
Company Board	Section 1.01(m)
Company Business	Section 1.01(n)
Company Class A Common Stock	Section 1.01(o)
Company Class B Common Stock	Section 1.01(p)
Company Group	Section 1.01(q)
Company Indemnitees	Section 1.01(r)
Company Inventories	Section 1.01(s)
Company Liabilities	Section 1.01(t)
Company Marks	Section 1.01(u)
Consents	Section 1.01(v)
Contracts	Section 1.01(w)
Contribution	Recitals
Contribution Date	Section 1.01(x)
Contribution Time	Section 1.01(y)
Conveyance and Assumption Instruments	Section 1.01(z)
Data and Records	Section 1.01(aa)
ERI Balance Sheet	Section 1.01(bb)
Former Business	Section 1.01(cc)
Governmental Entity	Section 1.01(dd)
Group	Section 1.01(ee)
Indemnifiable Losses	Section 1.01(ff)
Indemnifying Party	Section 6.04
Indemnitee	Section 1.01(gg)

Term	Section
Indemnity Reduction Amounts	Section 6.04
Information	Section 1.01(hh)
Insurance Proceeds	Section 1.01(ii)
Intellectual Property	Section 1.01(jj)
Inventories	Section 1.01(kk)
LandCo	Preamble
LandCo Assets	Section 1.01(ll)
LandCo Certificate of Organization	Section 1.01(mm)
LandCo Contribution	Recitals
LandCo Dividend	Section 3.01(a)
LandCo Indemnitees	Section 1.01(nn)
LandCo Interests	Recitals
LandCo Liabilities	Section 1.01(oo)
LandCo Operating Agreement	Section 1.01(pp)
Liabilities	Section 1.01(qq)
Lien	Section 1.01(rr)
Life Insurance Policies	Section 1.01(ss)
Machinery and Equipment	Section 1.01(tt)
Merger	Recitals
Merger Agreement	Recitals
MusicCo	Preamble
MusicCo Assets	Section 1.01(uu)
MusicCo Bank Accounts	Section 1.01(vv)
MusicCo Business	Section 1.01(ww)
MusicCo Certificate of Organization	Section 1.01(xx)
MusicCo Contribution	Recitals
MusicCo Group	Section 1.01(yy)
MusicCo Indemnitees	Section 1.01(zz)
MusicCo Interests	Recitals
MusicCo Liabilities	Section 1.01(aaa)
MusicCo Marks	Section 1.01(bbb)
MusicCo Operating Agreement	Section 1.01(ccc)
MusicCo Real Property	Section 1.01(ddd)
MusicCo Sales Real Property	Section 1.01(eee)
MusicCo Software License Agreement	Section 7.03
MusicCo Subsidiary	Section 1.01(fff)
Occurrence Basis Policies	Section 7.01(b)
Oregon Subsidiary	Section 1.01(ggg)
Pension Liability	Section 7.05(b)
Pension Plans	Section 1.01(ll)(iv)
Permits	Section 1.01(hhh)
Person	Section 1.01(iii)
Policies	Section 1.01(jjj)
Pre-Contribution Group	Section 1.01(kkk)
Printing Expenses	Section 1.01(lll)

v

Term	Section
Privileged Information	Section 1.01(mmm)
Proxy Statement/Prospectus	Section 1.01(nnn)
Purchase	Recitals
Purchase Amount	Section 4.01(b)
Purchase Closing	Section 4.02
Purchaser	Recitals
Real Property	Section 1.01(ooo)
Recipient Party	Section 2.06
Schedules	Section 9.10
Securities	Section 1.01(ppp)
Software	Section 1.01(jj)
Sub	Recitals
Subsidiary	Section 1.01(qqq)
Successor	Section 7.05(a)(iii)(A)
Tail Coverage	Section 7.01(a)(ii)
Tail Policies	Section 7.01(b)
Tax and Taxes	Section 1.01(rrr)
Third Party Claim	Section 6.05(a)
Trademarks	Section 1.01(jj)
Transaction Expenses	Section 1.01(sss)

CONTRIBUTION AND PURCHASE AGREEMENT

CONTRIBUTION AND PURCHASE AGREEMENT (this “Agreement”), dated as of April 12, 2006, by and among Allen Organ Company, a Pennsylvania corporation (the “Company”), MusicCo, LLC, a Pennsylvania limited liability company and a wholly-owned subsidiary of the Company (“MusicCo”), LandCo Real Estate, LLC, a Pennsylvania limited liability company and a wholly-owned subsidiary of the Company (“LandCo”) and AOC Acquisition, Inc., a Pennsylvania corporation (“Purchaser”). Capitalized terms used in this Agreement, but not defined herein, shall have the respective meanings assigned to them in the Merger Agreement (as defined herein).

WHEREAS, Sycamore Networks, Inc., a Delaware corporation (“Buyer”), Bach Group LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Sub”), the Company, MusicCo, LandCo, Purchaser and the Representative of the holders of capital stock of the Company have entered into an Agreement and Plan of Merger, dated as of April 12, 2006 (the “Merger Agreement”), providing for, among other things, the merger of the Company with and into Sub, with Sub being the surviving entity (the “Merger”);

WHEREAS, it is a condition to the Merger that, prior to the Effective Time, the Contribution (as defined herein) and the Purchase (as defined herein) be completed;

WHEREAS, subject to the terms and conditions contained herein, prior to the consummation of the Merger, the Company and the Oregon Subsidiaries (as defined herein) will (i) transfer the MusicCo Assets and the MusicCo Subsidiaries (each as defined herein) to MusicCo or one of the MusicCo Subsidiaries and MusicCo and the MusicCo Subsidiaries will assume the MusicCo Liabilities (as defined herein), all as more fully described in this Agreement (the “MusicCo Contribution”) and (ii) transfer the LandCo Assets (as defined herein) to LandCo and LandCo will assume the LandCo Liabilities (as defined herein), all as more fully described in this Agreement (the “LandCo Contribution,” and together with the MusicCo Contribution, the “Contribution”);

WHEREAS, subject to the terms and conditions contained herein, prior to the consummation of the Merger, the Company will declare and pay a dividend of all of the limited liability company membership interests of LandCo (the “LandCo Interests”) to the Company Shareholders;

WHEREAS, subject to the terms and conditions contained herein, prior to the consummation of the Merger, the Company will sell to Purchaser, and Purchaser will purchase from the Company (the “Purchase”), all of the limited liability company membership interests of MusicCo (the “MusicCo Interests”); and

WHEREAS, the parties hereto have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the Purchase and certain other agreements that will govern certain matters relating to the Contribution, the Purchase, the LandCo Dividend and the relationship of the Company, MusicCo, LandCo, the respective members of the Company Group and the MusicCo Group (each as defined herein), Purchaser and Buyer following the Contribution and the Purchase;

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Accounts Receivable” means accounts, loans and notes receivable (whether current or not current), including receivables due from employees, and all proceeds thereof and rights to payment with respect thereto.

(b) “Action” means, with respect to any Person, any actual or threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been or may be asserted by or against, or otherwise affect, such Person.

(c) “Advisor” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

(d) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Ancillary Agreements” means, collectively, the Escrow Agreement and the Conveyance and Assumption Instruments.

(f) “Assets” means any and all assets, properties and rights, whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located (other than ownership interests in Subsidiaries), including the following:

(i) Real Property;

(ii) Machinery and Equipment;

(iii) Inventories;

(iv) bank accounts;

(v) cash, cash on hand, cash equivalents, funds, certificates of deposit, similar instruments and travelers checks;

(vi) Accounts Receivable;

(vii) advances, performance and surety bonds, and interests as beneficiary under letters of credit and other similar instruments and all proceeds thereof;

(viii) Securities;

(ix) Data and Records;

(x) Intellectual Property;

(xi) Contracts;

(xii) credits, prepayments, prepaid expenses, deposits and retentions held by third parties;

(xiii) claims, causes of action, causes in action, rights under express or implied warranties, guarantees and indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind (including the right to receive mail and other communications);

(xiv) Permits;

(xv) goodwill and going concern value; and

(xvi) other intangible assets not otherwise included in clauses (i) through (xv) of this definition.

(g) “Capital Expenditures” means the out-of-pocket fees, costs and expenses incurred by the Company or any of its Subsidiaries (including members of the MusicCo Group and LandCo) in respect of purchases of capital equipment by the Company for or on behalf the MusicCo Group or LandCo.

(h) “Cash” means all cash, cash on hand, cash equivalents, funds, certificates of deposit, similar instruments and travelers checks held by the Company or any of its Subsidiaries and Affiliates (including members of the MusicCo Group and LandCo) immediately prior to the Contribution Time.

(i) “Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

(j) “Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation.

(k) “Company Assets” means the following:

(i) all Assets which are expressly allocated to any member of the Company Group pursuant to this Agreement or any Ancillary Agreement;

(ii) all Assets reflected on the ERI Balance Sheet, except for Assets disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the ERI Balance Sheet;

(iii) all Assets which immediately prior to the Contribution Time are owned by the Company or any of its Subsidiaries (including members of the MusicCo Group and LandCo), in each case that are primarily used in or primarily relate to the Company Business. For the avoidance of doubt, Company Assets shall include:

(A) all Company Bank Accounts (including all Cash contained in the Company Bank Accounts net of any payments made pursuant to Section 2.04 hereof);

(B) the Machinery and Equipment set forth in Section 1.01(k)(iii)(B) of the Schedules; provided, however, that it is understood and agreed that it is the intent of the parties hereto that all Machinery and Equipment used primarily in the Company Business or primarily by persons who are employed in the Company Business at the Contribution Time be Company Assets, and any such Machinery and Equipment shall be a Company Asset notwithstanding the fact that it has not been included, through inadvertence or otherwise, in Section 1.01(k)(iii)(B) of the Schedules;

(C) the Intellectual Property used primarily in or related primarily to the Company Business, as set forth in Section 1.01(k)(iii)(C) of the Schedules, subject to the provisions of Section 7.02;

(D) all Accounts Receivable of ERI;

(E) all Policies (excluding the Life Insurance Policies) and all rights, benefits and privileges thereunder and related thereto (including the right to receive any and all return premiums with respect thereto in accordance with, but subject to, Section 7.01(a)), other than rights with respect to Policies to the extent provided in Section 7.01(b) and Section 7.01(c); and

(F) all Company Inventories.

(iv) All assets specified in Section 1.01(k)(iv) of the Schedules.

(v) All rights, causes in action, causes of action and claims of Company or any of its Subsidiaries (including members of the MusicCo Group and LandCo) to the extent relating to any asset described in clauses (i) through (iv) above. Notwithstanding anything contained in this Agreement to the contrary, no Assets described in the definition of “LandCo Assets” or “MusicCo Assets” shall be included in Company Assets.

(l) “Company Bank Accounts” means all bank accounts of the Company immediately prior to the Contribution Time.

(m) “Company Board” means the board of directors of the Company or a duly authorized committee thereof.

(n) “Company Business” means the following:

(i) the businesses and operations engaged in immediately prior to the Contribution Time by ERI and activities related thereto, including those listed in Section 1.01(n)(i) of the Schedules;

(ii) Former Businesses related to any of the foregoing, including the Former Businesses set forth in Section 1.01(n)(ii) of the Schedules; and

(iii) any other businesses and operations engaged in prior to the Contribution Time by the members of the Pre-Contribution Group relating to the design and marketing of data networking products.

(o) “Company Class A Common Stock” means the Class A Common Stock, par value $1.00 per share, of the Company.

(p) “Company Class B Common Stock” means the Class B Common Stock, par value $1.00 per share, of the Company.

(q) “Company Group” means the Company and the Oregon Subsidiaries.

(r) “Company Indemnitees” means the Buyer, each member of the Company Group and each of their respective Advisors and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing who or which is entitled to seek indemnification under this Agreement.

(s) “Company Inventories” means the Inventories of products of the Company Business owned by the Company and its Subsidiaries (including members of the MusicCo Group) immediately prior to the Contribution Time.

(t) “Company Liabilities” means the following:

(i) all Liabilities for which the Company is expressly made responsible pursuant to this Agreement or any Ancillary Agreement;

(ii) all Liabilities of ERI; and

(iii) the Liabilities specified in Section 1.01(t)(iii) of the Schedules to the extent such Liabilities primarily relate to the Company Business.

Anything contained herein to the contrary notwithstanding, Liabilities described in the definition of “MusicCo Liabilities” or “LandCo Liabilities” will not be included in the Company Liabilities.

(u) “Company Marks” means “Eastern Research, Inc.” and Trademarks related thereto, the Trademarks set forth on Section 1.01(k)(iii)(C) of the Schedules and all Trademarks which include the words “ERI” or “ Eastern Research, Inc.” or any derivative thereof.

(v) “Consents” means consents, approvals, waivers, clearances, exemptions, allowances, novations, authorizations, filings, registrations and notifications.

(w) “Contracts” means all agreements, real estate and other leases, contracts (including employee contracts), licenses, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments, including in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

(x) “Contribution Date” means the date as of which the Contribution will be effected, which in any case shall be at or before the Closing Date.

(y) “Contribution Time” means the time, in any case before the Effective Time, on the Contribution Date when the Contribution is consummated.

(z) “Conveyance and Assumption Instruments” means, collectively, the various agreements, deeds (including transfer deeds and other agreements relating to Real Property), bills of sale, stock powers (or similar instruments), certificates of title, instruments of conveyance and assignment, instruments of assumption and other instruments and documents which are, in the reasonable opinion of the Company, MusicCo, LandCo and Buyer, necessary or desirable to effect the transfer of Assets and Subsidiaries and the assumption of Liabilities contemplated by the transactions described in Section 2.03.

(aa) “Data and Records” means financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer, supplier and agent lists, other records pertaining to customers, business plans, reference catalogs, payroll and personnel records and procedures, blue-prints, research and development files, data and laboratory books, sales order files, litigation files, minute books, stock ledgers, stock transfer records and other similar data and records.

(bb) “ERI Balance Sheet” means the audited balance sheet of ERI as at December 31, 2005, which has been delivered to Buyer prior to the date hereof.

(cc) “Former Business” means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) at any time by any member of the Pre-Contribution Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part) by any member of the Pre-Contribution Group.

(dd) “Governmental Entity” means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, federal, state, local, domestic, foreign or international.

(ee) “Group” means the Company Group or the MusicCo Group, as applicable.

(ff) “Indemnifiable Losses” means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee’s rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

(gg) “Indemnitee” means any of the Company Indemnitees, the MusicCo Indemnitees or the LandCo Indemnitees.

(hh) “Information” means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

(ii) “Insurance Proceeds” means monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of an insured or (iii) received from any third party in the nature of insurance, contribution or indemnification in respect of any Liability.

(jj) “Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, and any other U.S. or foreign patent rights entitled to the same priority claim (in whole or in part) as any of the foregoing, (b) all trademarks, service marks, trade names, trade dress, logos, Internet domain names, business and product names and slogans, and all registrations and applications for registration of any of the foregoing, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”), (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets, technical information and confidential business information (whether patentable or unpatentable and whether or not reduced to practice), including, ideas, research and development, formulas, compositions, manufacturing and production processes, techniques and methods, technical data, designs, drawings, blue prints, patterns, specifications, assembly procedures, test procedures, instruction manuals, operation manuals, maintenance manuals, reliability data, quality control data, customer and supplier lists, parts lists, pricing and cost information and business and marketing plans and proposals, (e) all computer software (excluding generally commercially available software licensed on standard terms) and related data and documentation (“Software”), and (f) all other proprietary rights.

(kk) “Inventories” means inventories, including raw materials, work-in-process, materials, components, finished goods, parts, accessories and supplies.

(ll) “LandCo Assets” means the following:

(i) all Assets which are expressly allocated to LandCo pursuant to this Agreement or any Ancillary Agreement;

(ii) the Assets set forth in Section 1.01(ll)(ii) of the Schedules;

(iii) all Real Property owned prior to the Contribution by any member of the Pre-Contribution Group, except the MusicCo Real Property and the MusicCo Sales Real Property;

(iv) all Assets of the Allen Organ Company Salaried Employees’ Pension Plan and the Allen Organ Company Hourly Employees’ Pension Plan (the “Pension Plans”);

(v) Cash in the amount of $500,000; and

(vi) all rights, causes in action, causes of action and claims of LandCo to the extent relating to any asset described in clauses (i) through (iv) above.

Notwithstanding anything contained in this Agreement to the contrary, no Assets described in the definition of “Company Assets” shall be included in LandCo Assets.

(mm) “LandCo Certificate of Organization” means LandCo’s certificate of organization in the form attached hereto as Section 1.01(mm) of the Schedules.

(nn) “LandCo Indemnitees” means LandCo and its Advisors and Affiliates, and each of their heirs, executors, successors and assigns of any of the foregoing who or which is entitled to seek indemnification under this Agreement.

(oo) “LandCo Liabilities” means the following:

(i) all Liabilities of LandCo under this Agreement or any Ancillary Agreement to which it is or becomes a party;

(ii) the Liabilities specified in Section 1.01(oo)(ii) of the Schedules;

(iii) all Liabilities with respect to all Real Property owned prior to the Contribution by any member of the Pre-Contribution Group;

(iv) all Liabilities in respect of Taxes with respect to the LandCo Assets (or the use or operation thereof) for any taxable year or period; and

(v) all Liabilities with respect to the Pension Plans.

(pp) “LandCo Operating Agreement” means LandCo’s limited liability company operating agreement in the form attached hereto as Section 1.01(pp) of the Schedules.

(qq) “Liabilities” means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto and those claims, debts, liabilities, commitments and obligations:

(i) based upon, arising out of or relating to any law, statute, rule, regulation, judgment, order, decision or consent decree of any Governmental Entity or any noncompliance therewith or breach or violation of any thereof;

(ii) in respect of accounts payable;

(iii) based upon, arising out of or relating to workers’ compensation, automobile liability, general liability, product liability, intellectual property liability and other claims and matters (whether direct or for indemnification of any Person or otherwise, and whether insured or uninsured);

(iv) based upon, arising out of or relating to Actions or any award of any arbitrator of any kind;

(v) in respect of salary, bonuses, incentive payments, severance payments and other compensation payments and all Taxes and withholdings related thereto;

(vi) in respect of employee welfare and fringe benefits (including claims for medical and disability benefits);

(vii) based upon, arising out of or relating to environmental matters (including the presence, release or threatened release of hazardous materials or any other environmental conditions or the violation of any environmental laws), including all removal, remediation and cleanup costs, investigatory costs, settlement costs, governmental response costs, natural resources damages, property damages, personal injury damages and all other costs and damages;

(viii) based upon, arising out of or relating to Contracts;

(ix) based upon, arising out of or relating to torts (whether based on negligence, strict liability or otherwise) or infringements;

(x) in respect of Taxes for any taxable year or period; and

(xi) in respect of products and services, including warranty liabilities, deferred revenues, product liability claims and liabilities in respect of the return, repair or replacement of products.

(rr) “Lien” means any lien, security interest, pledge, mortgage, charge, restriction, retention of title agreement or other encumbrance of whatever nature.

(ss) “Life Insurance Policies” shall mean the life insurance policies set forth on Section 1.01(ss) of the Schedules, together with any and all accumulated and cash surrender values and any amounts now or hereafter owed or owing to the Company pursuant to any split dollar or similar arrangement.

(tt) “Machinery and Equipment” means machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, repair parts, tools, plant, laboratory and office equipment and supplies, computer hardware, computer networking equipment, engineering and design equipment, test equipment and other tangible personal property (other than tangible personal property included in other categories of assets in the definition of “Assets”), together with any rights or claims arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof.

(uu) “MusicCo Assets” means the following:

(i) all Assets which are expressly allocated to any member of the MusicCo Group pursuant to this Agreement or any Ancillary Agreement;

(ii) the Assets set forth in Section 1.01(uu)(ii) of the Schedules;

(iii) all Assets which are not Company Assets or LandCo Assets. For the avoidance of doubt, MusicCo Assets shall include:

(A) the Intellectual Property used primarily in or related Primarily to the MusicCo Business, other than the Intellectual Property set forth in Section 1.01(k)(iii)(C) of the Schedules, subject to the provisions of Section 7.02;

(B) All MusicCo Bank Accounts and Cash in the amount of $2,000,000 (it being understood that Cash in excess of the sum of such amount and Cash that is included in the definition of LandCo Assets shall be distributed to the Company Shareholders immediately prior to the Effective Time) (other than Cash contained in the Company Bank Accounts);

(C) the MusicCo Real Property and the MusicCo Sales Real Property;

(D) All Inventories other than the Company Inventories;

(E) all Assets of each Company Employee Plan, except the Pension Plans and the Company Employee Plans set forth in Section 1.01(uu)(iii)(E) of the Schedules;

(F) the Life Insurance Policies;

(G) all Accounts Receivable of the Company which are not Accounts Receivable of ERI or do not relate to the Company Business, provided, however, it is understood this Section 1.01(uu)(iii)(G) does not include intercompany payables, receivables or other balances between any member of the Company Group, on the one hand, and MusicCo, any other member of the MusicCo Group or LandCo, on the other hand; and

(H) the Machinery and Equipment set forth in Section 1.01(uu)(iii)(H) of the Schedules; provided, however, that it is understood and agreed that it is the intent of the parties hereto that all Machinery and Equipment used primarily in the MusicCo Business or primarily by persons who are employed in the MusicCo Business at the Contribution Time be MusicCo Assets, and any such Machinery and Equipment shall be a MusicCo Asset notwithstanding the fact that it has not been included, through inadvertence or otherwise, in Section 1.01(uu)(iii)(H) of the Schedules.

(iv) all rights, causes in action, causes of action and claims of MusicCo or any of its Subsidiaries (including members of the MusicCo Group) to the extent relating to any asset described in clauses (i) through (iii) above.

Notwithstanding anything contained in this Agreement to the contrary, no Assets described specifically identified herein as “Company Assets” shall be included in MusicCo Assets.

(vv) “MusicCo Bank Accounts” means all bank accounts set forth in Section 1.01(vv) of the Schedules.

(ww) “MusicCo Business” means the following:

(i) the business and operations engaged in prior to the Contribution Time by the members of the Pre-Contribution Group other than the Company Business, and activities related thereto; and

(ii) Former Businesses related to any of the foregoing, including the Former Businesses set forth in Section 1.01(ww)(ii) of the Schedules and activities related to the foregoing.

(xx) “MusicCo Certificate of Organization” means MusicCo’s certificate of organization in the form attached hereto as Section 1.01(xx) of the Schedules.

(yy) “MusicCo Group” means MusicCo and the MusicCo Subsidiaries.

(zz) “MusicCo Indemnitees” means each member of the MusicCo Group and each of their respective Advisors and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing who or which is entitled to seek indemnification under this Agreement.

(aaa) “MusicCo Liabilities” means the following:

(i) all Liabilities of any member of the MusicCo Group under this Agreement or any Ancillary Agreement to which it is or becomes a party;

(ii) the Liabilities specified in Section 1.01(aaa)(ii) of the Schedules;

(iii) all Liabilities of the Company or any Company Subsidiary (including members of the MusicCo Group), which are not Company Liabilities;

(iv) (A) all Liabilities in respect of Taxes with respect to the MusicCo Assets (or the use or operation thereof) or the MusicCo Business for any taxable year or period; (B) all Liabilities for Taxes to which the Company may be subject arising out of or in connection with the Contribution or the Purchase or the deemed or actual distribution of any amounts with respect thereto; and (C) all Liabilities with respect to Transfer Taxes incurred by any member of the Pre-Contribution Group with respect to transactions entered into prior to the Effective Time and all transactions contemplated by this Agreement or the Merger Agreement;

(v) any Liabilities of the Company, MusicCo or LandCo relating to, arising from or in connection with the Merger, the Contribution, the Purchase, the LandCo Dividend or the Subsidiary Merger, including any Liabilities relating to or in connection with any Third Party Claims relating to any of the foregoing; and

(vi) all Liabilities of or related to each Company Employee Plan, except the Pension Plans and the Company Employee Plans set forth in Section 1.01(uu)(iii)(E) of the Schedules.

Notwithstanding anything contained in this Agreement to the contrary, Liabilities specifically identified herein as “Company Liabilities” will not be included in MusicCo Liabilities.

(bbb) “MusicCo Marks” means “Allen Organ Company” and all Trademarks related thereto and all Trademarks which include the words “Allen Organ” or “Allen Organ Company” or any derivative thereof.

(ccc) “MusicCo Operating Agreement” means MusicCo’s limited liability company operating agreement in the form attached hereto as Section 1.01(ccc) of the Schedules.

(ddd) “MusicCo Real Property” means the Real Property specified in Section 1.01(ddd) of the Schedules.

(eee) “MusicCo Sales Real Property” means the Real Property specified in Section 1.01(eee) of the Schedules.

(fff) “MusicCo Subsidiary” means each Person listed in Section 1.01(fff) of the Schedules.

(ggg) “Oregon Subsidiary” means each Subsidiary of the Company other than LandCo, MusicCo and the MusicCo Subsidiaries.

(hhh) “Permits” means licenses, permits, authorizations, consents, certificates, registrations, variances, franchises and other approvals from any Governmental Entity, including those relating to environmental matters.

(iii) “Person” means any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a Governmental Entity).

(jjj) “Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of the Company and its Subsidiaries (including members of the MusicCo Group and LandCo) and their predecessors which were or are in effect at any time prior to the Contribution Time (other than the Life Insurance Policies and insurance policies, insurance contracts and claim administration contracts established in contemplation of the Contribution and the Merger to cover only MusicCo and its Subsidiaries after the Contribution Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

(kkk) “Pre-Contribution Group” means the following:

(i) each of the Company, the Subsidiaries of the Company existing immediately prior to the Contribution Time (including members of the MusicCo Group and LandCo) and Persons that have ceased to be Subsidiaries of the Company prior to the Contribution Time;

(ii) each of the predecessors of each of the foregoing; and

(iii) each of the Persons that have ceased to be Subsidiaries and other Affiliates of each of the foregoing and their predecessors prior to the Contribution Time.

(lll) “Printing Expenses” means all out-of-pocket fees, costs and expenses incurred by the Company in connection with the filing, printing and mailing of the Proxy Statement/Prospectus.

(mmm) “Privileged Information” means, with respect to a party, Information regarding such party, or any of its operations, employees, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that another party has or may come into possession of or has obtained or may obtain access to pursuant to this Agreement or otherwise.

(nnn) “Proxy Statement/Prospectus” means the proxy statement/prospectus sent to holders of Company Class A Common Stock and Company Class B Common Stock in connection with the Merger.

(ooo) “Real Property” means real property (including land, plants, buildings, fixtures and improvements) and real property interests (including real property leases).

(ppp) “Securities” means short-term and long-term investments, banker’s acceptances, shares of stock, notes, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, puts, calls, straddles, options, investment contracts, voting trusts and certificates and other securities of any kind (other than ownership interests in Subsidiaries).

(qqq) “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that (except as specifically noted herein) for purposes of this Agreement, none of MusicCo or the MusicCo Subsidiaries or LandCo shall be deemed to be an Oregon Subsidiary.

(rrr) “Tax” and “Taxes” shall mean any and all U.S. or non-U.S. federal, state, county, local, municipal or other taxes, charges, imposts, rates, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding, social security, health tax or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

(sss) “Transaction Expenses” means all out-of-pocket fees, costs and expenses of the Company or any of its Subsidiaries (including members of the MusicCo Group and LandCo), incurred at or before the Contribution Time in connection with the Contribution, the LandCo Dividend or the Purchase.

ARTICLE II

THE CONTRIBUTION

Section 2.01 MusicCo Certificate of Organization and Operating Agreement. MusicCo hereby represents and warrants that (a) the Company, as sole member of MusicCo, has prior to the date hereof, (i) approved the MusicCo Certificate of Organization and has caused the same to be filed with the Department of State of the Commonwealth of Pennsylvania and (ii) has adopted the MusicCo Operating Agreement; and (b) MusicCo has not commenced operations and has no employees, no assets and no liabilities.

Section 2.02 LandCo Certificate of Organization and Operating Agreement. LandCo hereby represents and warrants that (a) prior to the date hereof, the Company, as sole manager of LandCo, has (i) approved the LandCo Certificate of Organization and has caused the same to be filed with the Department of State of the Commonwealth of Pennsylvania and (ii) has adopted the LandCo Operating Agreement; (b) the Company, as sole member of LandCo, has approved the LandCo Certificate of Organization as of the date hereof and (c) LandCo has not commenced operations and has no employees, no assets and no liabilities.

Section 2.03 The Contribution.

(a) Subject to Section 2.06, and in accordance with the provisions of subsection (c) hereof, prior to the Contribution Time:

(i) The Company and each Oregon Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred to MusicCo or a MusicCo Subsidiary, as appropriate, as a contribution to capital, any and all right, title and interest of the Company and each of the Oregon Subsidiaries in the MusicCo Assets and the obligations relating to MusicCo Liabilities.

(ii) MusicCo or a MusicCo Subsidiary, as appropriate, shall unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all MusicCo Liabilities.

(iii) In the event that at any time or from time to time (whether prior to, at or after the Contribution Time) any member of the Company Group shall receive or otherwise possess any MusicCo Asset or interest in a MusicCo Subsidiary, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such MusicCo Asset or interest in a MusicCo Subsidiary to MusicCo or a MusicCo Subsidiary. In the event that at any time or from time to time (whether prior to, at or after the Contribution Time) any member of the MusicCo Group shall receive or otherwise possess any Company Asset or interest in an Oregon Subsidiary, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such Company Asset or interest in an Oregon Subsidiary to the Company or an Oregon Subsidiary. Prior to any such transfer, the Person receiving or possessing such Asset or interest in a Subsidiary will hold such Asset or interest in a

Subsidiary in trust for the benefit of the Person entitled thereto (at the expense of the Person entitled thereto).

(iv) Without limiting the foregoing, in the event that after the Contribution Time (x) the Company or any Oregon Subsidiary possesses product, human resources or other data that is comprised in whole or in part of Information that constitutes MusicCo Assets, the Company will, and will cause each Oregon Subsidiary to, afford MusicCo and its Advisors (at MusicCo’s expense) reasonable access, during normal business hours and upon reasonable advance notice, to the portion of such data or databases containing Information that constitutes MusicCo Assets in order to retrieve such Information and effect the transfer of such Information to MusicCo and (y) MusicCo or any MusicCo Subsidiary possesses product, human resources or other data that is comprised in whole or in part of Information that constitutes Company Assets, MusicCo will, and will cause each MusicCo Subsidiary to, afford the Company and its Advisors (at the Company’s expense) reasonable access, during normal business hours and upon reasonable advance notice, to the portion of such data or databases containing Information that constitutes Company Assets in order to retrieve such Information and effect the transfer of such Information to the Company.

(v) In the event that at any time or from time to time (whether prior to, at or after the Contribution Time) either the Company or MusicCo determines that the other party (or any member of such other party’s respective Group) shall not have unconditionally assumed any Liabilities that are allocated to such other party (or a member of such other party’s respective Group) pursuant to this Agreement or any Ancillary Agreement, such other party will promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as the requesting party may reasonably request to unconditionally assume, or cause to be unconditionally assumed, such Liabilities.

(b) Subject to Section 2.06, and in accordance with the provisions of subsection (c) hereof, prior to the Contribution Time:

(i) The Company and each Oregon Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to LandCo, any and all right, title and interest of the Company and each of the Oregon Subsidiaries in the LandCo Assets and obligations relating to LandCo Liabilities.

(ii) LandCo shall unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all LandCo Liabilities.

(iii) In the event that at any time or from time to time (whether prior to, at or after the Contribution Time) any member of the Company Group shall receive or otherwise possess any LandCo Asset, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such LandCo Asset to LandCo. In the event that at any time or from time to time (whether prior to, at or after the Contribution Time) LandCo shall receive or otherwise possess any Company Asset or interest in an Oregon Subsidiary, LandCo will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such Company Asset or interest in an Oregon Subsidiary to the Company or an Oregon Subsidiary. Prior to any such transfer, the Person receiving or possessing such Asset or interest in a Subsidiary will hold such Asset or interest in a Subsidiary in trust for the benefit of the Person entitled thereto (at the expense of the Person entitled thereto).

(iv) Without limiting the foregoing, in the event that after the Contribution Time (x) the Company or any Oregon Subsidiary possesses product, human resources or other data that is comprised in whole or in part of Information that constitutes LandCo Assets, the Company will, and will cause each Oregon Subsidiary to, afford LandCo and its Advisors (at LandCo’s expense) reasonable access, during normal business hours and upon reasonable advance notice, to the portion of such data or databases containing Information that constitutes LandCo Assets in order to retrieve such Information and effect the transfer of such Information to LandCo and (y) LandCo possesses product, human resources or other data that is comprised in whole or in part of Information that constitutes Company Assets, LandCo will afford the Company and its Advisors (at the Company’s expense) reasonable access, during normal business hours and upon reasonable advance notice, to the portion of such data or databases containing Information that constitutes Company Assets in order to retrieve such Information and effect the transfer of such Information to the Company.

(v) In the event that at any time or from time to time (whether prior to, at or after the Contribution Time) either the Company or LandCo determines that the other party (or in the case of the Company any member of the Company Group) shall not have unconditionally assumed any Liabilities that are allocated to such other party (or in the case of the Company, any member of the Company Group) pursuant to this Agreement or any Ancillary Agreement, such other party will promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as the requesting party may reasonably request to unconditionally assume, or cause to be unconditionally assumed, such Liabilities.

(c) In connection with the transfers of Subsidiaries and Assets and the assumptions of Liabilities contemplated by Section 2.03(a) and Section 2.03(b), the Company, MusicCo and LandCo, as applicable, will execute or cause to be executed by the appropriate entities the Conveyance and Assumption Instruments in a form reasonably acceptable to the Company, MusicCo, LandCo and Buyer and from and after the Contribution Time, (i) MusicCo shall, and MusicCo shall cause each MusicCo Subsidiary to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all MusicCo Liabilities and (ii) LandCo shall pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all LandCo Liabilities.

(d) The parties hereto intend that, and the Purchase Amount assumes that, the MusicCo Sales Real Property is included in the MusicCo Assets. The MusicCo Sales Real Property is presently an unsubdivided portion of a parcel of Real Property owned by the Company, the other portion of which is to be contributed to LandCo as part of the LandCo Assets. As a result, the MusicCo Sales Real Property cannot be transferred to MusicCo until the parcel is legally subdivided. If, at the Contribution Time, appropriate subdivision approvals necessary to transfer the MusicCo Sales Real Property to MusicCo have not been obtained, then at the Contribution Time (i) the MusicCo Sales Real Property shall be transferred to LandCo, as agent for MusicCo, as LandCo Real Property pursuant to Section 2.03(b)(i) and all Liabilities associated with the MusicCo Sales Real Property shall be assumed by LandCo as LandCo Liabilities in accordance with Section 2.03(b)(ii), (ii) LandCo and MusicCo shall execute a mutually acceptable lease or license agreement allowing MusicCo to occupy, use and control the MusicCo Sales Real Property for nominal consideration and (iii) LandCo and MusicCo shall execute such other agreements relating to the MusicCo Sales Real Property as they mutually agree providing for, among other things, the transfer (without additional consideration) of such Real Property to MusicCo within thirty (30) days after receipt of subdivision approval. If, at the Contribution Time, appropriate subdivision approvals have been obtained, then the Company shall contribute the MusicCo Sales Real Property to MusicCo under Section 2.05(a)(i) hereof.

Section 2.04 Intercompany Accounts and Arrangements.

(a) Elimination of Intercompany Accounts.

(i) Except as set forth in Section 2.04(a)(ii) or in Section 2.04 of the Schedules, the Company, on behalf of itself and each other member of the Company Group, on the one hand, and MusicCo, on behalf of itself and each other member of the MusicCo Group and LandCo, on the other hand, shall settle and eliminate effective after the Subsidiary Merger but prior to the Merger, by cancellation or transfer to a member of the Company Group or the MusicCo Group or LandCo, as appropriate (whether to cancel or transfer and the manner thereof will be determined by the Buyer except with respect to any amounts owed by ERI to Allen Diversified, Inc. or the Company, which amounts shall be contributed to the capital of ERI), all intercompany receivables, payables and other balances existing immediately prior to the Contribution Time between the Company and/or any Oregon Subsidiary, on the one hand, and MusicCo or any MusicCo Subsidiary or LandCo, on the other hand.

(ii) The provisions of Section 2.04(a)(i) will not apply to any intercompany receivables, payables and other balances arising under this Agreement or any Ancillary Agreement, including those incurred in connection with the payment by any party of any expenses which are required to be paid or reimbursed by the other party pursuant to Section 6.10.

Section 2.05 Cash Management.

(a) Effective as of the Contribution Time, the cash management operations of the MusicCo Group and LandCo will be segregated from the cash management operations of the Company Group.

(b) LandCo and MusicCo will, and MusicCo will cause the MusicCo Subsidiaries to, forward to the Company (for the account of the Company or the applicable Oregon Subsidiary) any customer payments in respect of Accounts Receivable to the extent they constitute Company Assets received by MusicCo or any of the MusicCo Subsidiaries or LandCo after the Contribution Time, whether received in lock boxes, via wire transfer or otherwise, by the first business day of the week after the week during which such payment is received. Such amounts will be forwarded by wire transfer (to the Company’s bank account at Wachovia Bank) in the case of customer payments received within sixty (60) days after the Contribution Date and by check sent by reputable overnight courier service to the Company in the case of customer payments received thereafter.

(c) The Company will (and will cause the Oregon Subsidiaries to), forward to MusicCo (for the account of MusicCo or the applicable MusicCo Subsidiary) or LandCo, as applicable, any customer payments in respect of Accounts Receivable to the extent they constitute MusicCo Assets or LandCo Assets received by the Company or any of the Oregon Subsidiaries after the Contribution Time, whether received in lock boxes, via wire transfer or otherwise, by the first business day of the week after the week during which such payment is received. Such amounts will be forwarded by wire transfer (to MusicCo’s bank account at Wachovia Bank or LandCo’s bank account at Wachovia Bank, as applicable) in the case of customer payments received within sixty (60) days after the Contribution Date and by check sent by reputable overnight courier service to MusicCo or LandCo, as applicable, in the case of customer payments received thereafter.

Section 2.06 Consents. Prior to and after the Contribution Time, the Company will (and will cause the Oregon Subsidiaries to), MusicCo will (and will cause the MusicCo Subsidiaries to), and LandCo will use their commercially reasonable efforts (as requested by the other party) to obtain, or cause to be obtained, all Consents necessary for the transfer of all Assets, Subsidiaries and Liabilities contemplated to be transferred pursuant to this Article II. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto or other required Consent would constitute a breach thereof or of any applicable law or in any way impair the rights of any member of the Company Group, the MusicCo Group or LandCo thereunder. If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair any rights of either Group or LandCo under any such Contract or Permit so that the contemplated assignee hereunder (the “Recipient Party”) would not receive all such rights, then (x) the party contemplated hereunder to assign such Contract or Permit (the “Assigning Party”) will use commercially reasonable efforts (it being understood that such efforts shall not include any requirement of the Assigning Party to pay any consideration or offer or grant any financial accommodation) to provide or cause to be provided to the Recipient Party the benefits of any such Contract or Permit and the Assigning Party will promptly pay or cause to be paid to the Recipient Party when received all moneys and properties received by the Assigning Party with respect to any such Contract or Permit and (y) to the extent that the Recipient Party receives the benefits of such Contract or Permit, the Recipient Party will pay, perform and discharge on behalf of the Assigning Party all of the Assigning Party’s Liabilities thereunder in a timely manner and in accordance with the terms thereof. If and when such Consents are obtained, the transfer of the applicable Contract or Permit shall be effected as promptly following the

Contribution Time as shall be practicable in accordance with the terms of this Agreement. To the extent that any transfers and assumptions contemplated by this Article II shall not have been consummated on or prior to the Contribution Time, the parties shall cooperate to effect such transfers as promptly following the Contribution Time as shall be practicable. Notwithstanding that any transfer of MusicCo Assets to a member of the MusicCo Group or LandCo Assets to LandCo contemplated by this Article II shall not have been consummated on or prior to the Contribution Time, the MusicCo Group or LandCo, as applicable, shall bear the risk of any Liability with respect to the MusicCo Assets or LandCo Assets (including any risk of loss thereof), from and after the Contribution Time.

ARTICLE III

THE LANDCO DIVIDEND

Section 3.01 The LandCo Dividend.

(a) Immediately prior to the Effective Time, the Company shall declare and pay a dividend of all of the LandCo Interests to the Company Shareholders (the “LandCo Dividend”).

(b) Subject to the terms and conditions of this Agreement, prior to the declaration of the LandCo Dividend, the Company Board shall take all actions necessary to approve the declaration and payment of the LandCo Dividend.

Section 3.02 Deliveries. Concurrently with the declaration and payment of the LandCo Dividend, the Company shall deliver to Purchaser and Buyer a certificate of the Company executed by the President and Chief Executive Officer of the Company to the effect that the LandCo Dividend has been approved by the Company Board and has been declared and paid in accordance with this Agreement and applicable Law.

ARTICLE IV

THE PURCHASE

Section 4.01 The Purchase.

(a) Immediately prior to the Effective Time, the Company shall sell, convey, assign, transfer and deliver to Purchaser all of the MusicCo Interests free and clear of all Liens, except for restrictions on the transfer of MusicCo Interests arising under the Securities Act or state securities laws.

(b) Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the MusicCo Interests, Purchaser shall pay to the Company an amount equal to $6.5 million dollars (the “Purchase Amount”); provided, that, Purchaser may pay the Purchase Amount by delivery to the Company of a combination of cash and Company Stock with each share of Company Stock valued at an amount equal to the quotient obtained by dividing the Total Consideration by the Fully Diluted Company Stock Number (as such terms are defined in the

Merger Agreement). Any shares of Company Stock delivered to the Company pursuant to this Section 4.01(b) shall be accompanied by appropriate evidence of ownership and authorization and executed stock powers to the Company.

Section 4.02 Closing of the Purchase. The sale and transfer of the MusicCo Interests by the Company to Purchaser shall take place immediately prior to the Closing (as defined in the Merger Agreement) on the date and at the location thereof, unless another date, time or place is agreed to in writing by the Company, Buyer and Purchaser (the “Purchase Closing”).

Section 4.03 Deliveries. At the Purchase Closing:

(a) The Company and Purchaser shall each deliver to the other a duly executed counterpart of the MusicCo Assignment and Assumption of LLC Interests Agreement in respect of the MusicCo Interests in the form attached hereto as Section 4.03(a) of the Schedules, or such other evidence of transfer of the MusicCo Interests and any Liabilities associated with such MusicCo Interests consistent with the laws of the Commonwealth of Pennsylvania as is reasonably acceptable to the Company, Buyer and Purchaser.

(b) Purchaser shall transfer to an account designated by the Company prior to the Purchase Closing, the Purchase Amount by wire transfer thereof in immediately available funds or if any portion of the Purchase Amount is paid using Company Stock, Purchaser shall deliver certificates representing such shares. Upon delivery of such shares to the Company, such shares shall be cancelled and retired and shall cease to exist in accordance with the PBCL.

Section 4.04 Cooperation Prior to the Purchase. Prior to the Purchase:

(a) The Company, MusicCo and LandCo will prepare or assist Buyer in preparing the Proxy Statement/Prospectus which will include appropriate disclosure concerning MusicCo, its business, operations and management, the Contribution, the Purchase, the LandCo Dividend, the Subsidiary Merger and such other matters as the Company, MusicCo, LandCo and Buyer may determine and as may be required by law. Purchaser will cooperate with the Company, MusicCo and LandCo in the preparation of the Proxy Statement/Prospectus and shall supply such information about the Purchaser as the Company or Buyer may determine to be required to be disclosed therein. The Company will mail to the holders of Company Class A Common Stock and the holders of the Company Class B Common Stock the Proxy Statement/Prospectus prior to the Contribution.

(b) The Company, MusicCo and LandCo will take all such action as may be necessary or appropriate under the securities or “blue sky” laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS

Section 5.01 Conditions to the Contribution, the LandCo Dividend and the Purchase. The respective obligations of the Company and Purchaser to consummate the Contribution, the LandCo Dividend or the Purchase shall be subject to each of the following conditions having been satisfied:

(a) no order, ruling, injunction or decree issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing consummation of the Contribution, the LandCo Dividend or the Purchase shall be in effect;

(b) no suit, action or proceeding by or before any court of competent jurisdiction or other Governmental Entity shall have been commenced and be pending to restrain or challenge the Contribution, the LandCo Dividend or the Purchase; and

(c) each condition to the closing of the Merger Agreement set forth in Article IX thereof, other than the condition set forth in Sections 9.2(d) and 9.2(e) thereof as to the consummation of the Contribution and the Purchase, shall have been fulfilled or waived by the party for whose benefit such condition exists.

Notwithstanding the provisions of this Section 5.01, no party shall be entitled to rely on the non-satisfaction of any condition set forth herein where any action or failure to act of such party has been a principal cause of or resulted in the non-satisfaction of the condition.

Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to cause the conditions set forth in this Section 5.01 to be satisfied as promptly as reasonably practicable; provided, that, no party will be required to waive any condition.

Section 5.02 Waiver of Conditions. Any or all of the conditions set forth in Section 5.01 may be waived, in whole or in part, with the consent of the Buyer by either the Company or Purchaser. The conditions set forth in Section 5.01 are for the benefit of the Company, Purchaser and the Buyer and shall not give rise to or create any duty on the part of the Buyer, the Company or Purchaser to waive or not waive any such conditions.

Section 5.03 Disclosure. If at any time after the date hereof either of the parties shall become aware of any circumstances that will or could reasonably be expected to prevent any or all of the conditions contained in Section 5.01 from being satisfied, it will promptly give written notice to the other party and Buyer of those circumstances.

ARTICLE VI

INDEMNIFICATION; EXPENSES

Section 6.01 Indemnification by MusicCo. Subject to the provisions of this Article VI, MusicCo and Purchaser shall jointly and severally indemnify, defend and hold harmless the Company Indemnitees from and against, and pay or reimburse, as the case may be, the Company Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Company Indemnitee to the extent based upon, arising out of or relating to any of the following:

(a) the MusicCo Liabilities (including the failure by the Company before the Contribution Time, MusicCo or any other member of the MusicCo Group to pay, perform or otherwise discharge the MusicCo Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, acts, circumstances or conditions occurring, existing or asserted before, at or after the Contribution Time;

(b) the breach by any member of the MusicCo Group of any agreement or covenant contained in this Agreement or any Ancillary Agreement which does not by its express terms expire at the Contribution Time;

(c) the use by members of the MusicCo Group (or, in the case of Intellectual Property licensed by the Company and the Oregon Subsidiaries pursuant to Section 7.03, members of the MusicCo Group or their respective sublicensees) of any Trademarks pursuant to Section 7.02 or Intellectual Property licensed by the Company and the Oregon Subsidiaries pursuant to Section 7.03 other than in accordance with the terms of such provisions; or

(d) the enforcement by the Company Indemnitees of their rights to be indemnified, defended and held harmless under this Section 6.01.

Notwithstanding the foregoing, to the extent that any item has been specifically resolved in the calculation of the Closing Working Capital Amount and included as a current liability or current asset in the Closing Working Capital Amount, as finally determined or agreed, absent changed facts or circumstances, such amount shall not be separately recoverable as a MusicCo Liability pursuant to this Section 6.01; provided, however, that the inclusion of estimates of current Tax liabilities in the Closing Working Capital Amount, as finally determined or agreed, shall not preclude recovery for the difference between the amount of such estimates and the amount of such Tax liabilities as the same are finally determined.

Section 6.02 Indemnification by LandCo. Subject to the provisions of this Article VI, LandCo shall indemnify, defend and hold harmless the Company Indemnitees from and against, and pay or reimburse, as the case may be, the Company Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Company Indemnitee to the extent based upon, arising out of or relating to any of the following:

(a) the LandCo Liabilities (including the failure by the Company before the Contribution Time or LandCo to pay, perform or otherwise discharge the LandCo Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, acts, circumstances or conditions occurring, existing or asserted before, at or after the Contribution Time;

(b) the breach by LandCo of any agreement or covenant contained in this Agreement or any Ancillary Agreement which does not by its express terms expire at the Contribution Time; or

(c) the enforcement by the Company Indemnitees of their rights to be indemnified, defended and held harmless under this Section 6.02.

Notwithstanding the foregoing, to the extent that any item has been specifically resolved in the calculation of the Closing Working Capital Amount and included as a current liability or current asset in the Closing Working Capital Amount, as finally determined or agreed, absent changed facts or circumstances, such amount shall not be separately recoverable as a LandCo Liability pursuant to this Section 6.02; provided, however, that the inclusion of estimates of current Tax liabilities in the Closing Working Capital Amount, as finally determined or agreed, shall not preclude recovery for the difference between the amount of such estimates and the amount of such Tax liabilities as the same are finally determined.

Section 6.03 Indemnification by Company. Subject to the provisions of this Article VI, the Company shall indemnify, defend and hold harmless the MusicCo Indemnitees and the LandCo Indemnitees, as applicable, from and against, and pay or reimburse, as the case may be, the MusicCo Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any MusicCo Indemnitee or LandCo Indemnitee to the extent based upon, arising out of or relating to any of the following:

(a) the Company Liabilities (including the failure by the Company or any other member of the Company Group to pay, perform or otherwise discharge the Company Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, acts, circumstances or conditions occurring, existing or asserted before, at or after the Contribution Time;

(b) the breach by any member of the Company Group of any agreement or covenant contained in this Agreement or any Ancillary Agreement which does not by its express terms expire at the Contribution Time;

(c) in the case of the MusicCo Indemnitees, the use by members of the Company Group (or, in the case of Intellectual Property licensed by the MusicCo and the MusicCo Subsidiaries pursuant to Section 7.03, members of the Company Group or their respective sublicensees) of any Trademarks pursuant to Section 7.02 or Intellectual Property licensed by the MusicCo and the MusicCo Subsidiaries pursuant to Section 7.03 other than in accordance with the terms of such provisions; or

(d) the enforcement by the MusicCo Indemnitees or the LandCo Indemnitees of their rights to be indemnified, defended and held harmless under this Section 6.03.

Section 6.04 Limitations on Indemnification Obligations. The amount which any party (an “Indemnifying Party”) is or may be required to pay to an Indemnitee in respect of Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including Insurance Proceeds actually received) by or on behalf of such Indemnitee (net of increased insurance premiums and charges to the extent related to Indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts) in respect of such Indemnifiable Losses or other Liability (such net amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnitee receives any Indemnity Reduction Amounts in respect of an Indemnifiable Loss for which indemnification is provided under this Agreement after the full amount of such Indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnifiable Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such Indemnifiable Loss, less (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.

Section 6.05 Procedures Relating to Indemnification.

(a) If a claim or demand is made against an Indemnitee, or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee will deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnitee relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that, if in the Indemnitee’s reasonable judgment a conflict of interest exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitee will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees similarly situated) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all material developments relating to or in connection with such Third Party Claim (including providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee’s prior written consent (which consent will not be unreasonably withheld); provided, that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates or (y) that, in the reasonable opinion of the Indemnitee, would otherwise materially adversely affect the Indemnitee or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld).

(d) Any claim on account of Indemnifiable Losses which does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(e) In the event of payment in full by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other

Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 6.06 Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.07 Survival of Indemnities. The obligations of the parties under this Article VI will not terminate at any time and will survive the sale or other transfer by any party of any assets or businesses or the assignment by any party of any Liabilities.

Section 6.08 Effect of Indemnity Payments. The parties hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable law, be treated for all Tax purposes as an adjustment to the Purchase Amount.

Section 6.09 Indemnification Procedures. Notwithstanding anything contained herein to the contrary, rights to indemnification under this Article VI shall be subject to the provisions of Section 10.3(d) of the Merger Agreement, including those provisions of such Section requiring, under enumerated circumstances, (i) a claim in respect of a MusicCo Liability or a LandCo Liability to be first presented to the insurer under the appropriate Insurance Policy (as such term is defined in the Merger Agreement) and (ii) an aggregate of $2 million dollars of claims in respect of MusicCo and LandCo Liabilities to have been presented under the Escrow Agreement, before recovery thereof from MusicCo or LandCo.

Section 6.10 Expenses.

(a) Except as otherwise set forth in this Agreement or any Ancillary Agreement, (i) subject to Section 6.10(b), all Transaction Expenses will be charged to and paid by MusicCo.

(b) Within twenty (20) business days after the Effective Time (or within twenty (20) business days of receiving notice of a particular Transaction Expense to be reimbursed pursuant to this Section 6.10(b), whichever is later), MusicCo will reimburse the Company (by wire transfer to the Company’s bank account at Bank of America) for all amounts in respect of Transaction Expenses paid by the Company or ERI after the Effective Time (including Transaction Expenses that would otherwise constitute accounts payable); provided, that, the Company has notified MusicCo in writing of such Transaction Expenses and provided MusicCo with appropriate supporting documentation for such Transaction Expenses. The parties acknowledge and agree that the amounts actually incurred by the Company and ERI prior to the Effective Time set forth in Section 6.10 of the Schedules and any additional amounts (including but not limited to those forecast to be incurred that are actually incurred) included in the categories of such expenses set forth in Section 6.10 of the Schedules shall constitute Transaction Expenses that will be reimbursed by MusicCo pursuant to this Section 6.10 unless they are paid at or prior to the Effective Time. Notwithstanding the foregoing or anything set forth herein to the contrary, to the extent that the amount of any item has been specifically resolved in the calculation of the Closing Working Capital Amount and included as a current liability or current asset in the Closing Working Capital Amount, as finally determined or agreed, absent changed facts or circumstances or new information relating thereto becoming available, such amount shall not be separately recoverable as a Transaction Expense pursuant to this Section 6.10(b) ; provided, however, that the inclusion of estimates of current Tax liabilities in the Closing Working Capital Amount, as finally determined or agreed, shall not preclude recovery for the difference between the amount of such estimates and the amount of such Tax liabilities as the same are finally determined.

ARTICLE VII

CERTAIN POST CLOSING COVENANTS

Section 7.01 Insurance.

(a) Coverage.

(i) Subject to the provisions of this Section 7.01, (A) coverage of MusicCo, the MusicCo Subsidiaries and LandCo under all Policies shall cease as of the Contribution Time and (B) from and after the Contribution Time, MusicCo, the MusicCo Subsidiaries and LandCo will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will constitute Company Assets and will be retained by the Company and the Oregon Subsidiaries, together with all rights, benefits and privileges thereunder, except that MusicCo and LandCo will have the rights in respect of Policies to the extent described in Section 7.01(b). All return premiums with respect thereto shall be pro-rated and appropriate payments made to MusicCo and LandCo, in the same manner that insurance premiums are allocated under Section 7.01(e) hereof.

(ii) Prior to the Contribution Time, the Company intends to purchase endorsements providing for tail coverage under the Company’s existing General Liability, Employment Practices Liability, Fiduciary/Crime and Kidnap/Ransom policies (collectively, the “Tail Coverage”). The Tail Coverage shall be for a period of up to three (3) years, shall provide coverage against claims made during such three (3) year period, shall continue existing levels of coverage and shall name MusicCo as the insured.

(b) Rights Under Policies. From and after the Contribution Time, MusicCo, the MusicCo Subsidiaries and LandCo will have no rights with respect to any Policies, except that (i) MusicCo or LandCo will have the right to assert claims (and Company will use commercially reasonable efforts to assist MusicCo or LandCo in asserting claims) for any loss, liability or damage with respect to the MusicCo Assets or MusicCo Liabilities or the LandCo Assets or LandCo Liabilities, respectively, under (A) Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Contribution Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (B) the policies providing Tail Coverage (the “Tail Policies”) for incidents covered under such policies, and (ii) MusicCo or LandCo will have the right to continue to prosecute claims with respect to MusicCo Assets or MusicCo Liabilities or the LandCo Assets or LandCo Liabilities, respectively, properly asserted with an insurer prior to the Contribution Time (and the Company will use commercially reasonable efforts to assist MusicCo or LandCo in connection therewith) under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Contribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided, that, in the case of both clauses (i) and (ii) above, (A) all of the Company’s and each Oregon Subsidiary’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by MusicCo or LandCo, as applicable, (B) the Company and the Oregon Subsidiaries may, at any time, but subject to Section 7.01(c), without liability or obligation to MusicCo, any MusicCo Subsidiary or LandCo (other than as set forth in Section 7.01(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of the Company, any Oregon Subsidiary or any Affiliate of the Company or any Oregon Subsidiary in respect thereof and (E) such claims will be subject to exhaustion of existing aggregate limits. The Company’s obligation to use commercially reasonable efforts to assist MusicCo or LandCo in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting MusicCo or LandCo, as applicable, to establish its right to coverage under such Policies (so long as all of the Company’s reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by MusicCo or LandCo). Other than in connection with a breach of Section 7.01(c), none of the Company or the Oregon Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Policy. It is understood that any Claims Made Policies will not provide any coverage to MusicCo, the MusicCo Subsidiaries or LandCo for incidents occurring prior to the Contribution Time but which are asserted with the insurance carrier after the Contribution Time.

(c) Company Actions. In the event that after the Contribution Time, the Company or any Oregon Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which MusicCo or LandCo has rights to assert claims pursuant to Section 7.01(b) in a manner that would adversely affect any such rights of MusicCo or LandCo, (i) the Company will give MusicCo or LandCo, as applicable, prior notice thereof and consult with MusicCo or LandCo, as applicable, with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of the Company) and (ii) the Company will pay to MusicCo or LandCo, as applicable, its equitable share (which shall be determined by the Company in good faith based on the amount of premiums paid by or allocated to the MusicCo Business or LandCo in respect of the applicable Policy) of any net proceeds actually received by the Company from the insurer under the applicable Policy as a result of such action by the Company (after deducting the Company’s reasonable out-of-pocket costs and expenses incurred in connection with such action). Notwithstanding anything set forth herein to the contrary, provided, that, any rights of the Company or any Oregon Subsidiary under any Occurrence Basis Policy would not be adversely effected thereby, neither the Company nor any Oregon Subsidiary shall take any actions which will or would be reasonably expected to adversely affect any rights which MusicCo or LandCo would have, either directly or under Section 7.01(b), to assert and recover any claims under any Occurrence Basis Policies.

(d) Administration. From and after the Contribution Time:

(i) The Company or an Oregon Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of the Company and the Oregon Subsidiaries under Policies; and

(ii) MusicCo, a MusicCo Subsidiary or LandCo, as appropriate, will be responsible for the Claims Administration with respect to claims of MusicCo, the MusicCo Subsidiaries or LandCo under Policies.

(e) Insurance Premiums. From and after the Contribution Time, the Company will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Contribution Time, whereupon MusicCo or LandCo, as applicable, will upon the request of the Company, forthwith reimburse the Company for that portion of such premiums paid by the Company as are reasonably determined by the Company to be attributable to the MusicCo Business or LandCo.

(f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both the Company or an Oregon Subsidiary, on the one hand, and MusicCo, a MusicCo Subsidiary or LandCo, on the other hand, relating to the same occurrence, the Company, MusicCo and LandCo, as applicable, agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 7.01(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

Section 7.02 Use of Names, Trademarks, etc.

(a) From and after the Contribution Time, subject to Section 7.02(b), the Company will own all rights of the Company or any of its Subsidiaries (including members of the MusicCo Group) in, and to the use of, the Company Marks. Prior to the Contribution Time, MusicCo will change the name of any MusicCo Subsidiary or other Person under its control to eliminate therefrom the names “ERI” or “Eastern Research, Inc.” and all derivatives thereof. At the Effective Time, the Company will change its corporate name to a name which does not include the words “Allen Organ” or “Allen Organ Company.”

(i) From and after the Contribution Time, except as permitted in this Section 7.02(a), the MusicCo Group will not use or have any rights to the Company Marks or any Trademark confusingly similar thereto, or any Trademark which contains, represents or evokes the Company Marks or any Trademark confusingly similar thereto. From and after the Contribution Time, the MusicCo Group will not hold itself out as having any affiliation with the Company Group. However, the Company hereby grants to MusicCo a non-

exclusive, non-transferable (whether by assignment, operation of law, change of control of MusicCo, or otherwise), non-sublicenseable (other than by way of sublicenses to members of the MusicCo Group) worldwide license to utilize without obligation to pay royalties to the Company “ERI” or “Eastern Research, Inc.” and any Trademark related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs, packaging and products of the MusicCo Business, for a three (3) month period, subject to the terms and conditions of this Section 7.02(a), in each case in the same manner and to the same extent as such names, trademarks, trade names, service marks, corporate symbols or logos were used by the MusicCo Business during the six (6) month period preceding the Contribution Time.

(b) (i) No member of the MusicCo Group or LandCo shall have any right, title or interest in or to the use of the Company Marks, either alone or in combination with any other Trademark. Anything contained herein to the contrary notwithstanding, in no event will any member of the MusicCo Group or LandCo utilize the Company Marks as a component of a company or trade name. MusicCo and LandCo will not, and MusicCo will cause each other member of the MusicCo Group not to, challenge or contest the validity of the Company Marks, the registration thereof or the ownership thereof by the Company Group. MusicCo and LandCo will not, and MusicCo will cause each other member of the MusicCo Group not to, apply anywhere at any time for any registration as owner or exclusive licensee of the Company Marks. If, notwithstanding the foregoing, any member of the MusicCo Group or LandCo develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any Company Marks in any jurisdiction, or any goodwill incident thereto, MusicCo or LandCo, as applicable, will, upon the request of the Company, and for a nominal consideration of ten (10) dollars, assign or cause to be assigned to Company or any designee of the Company, all right, title and interest in, and to the use of, such Company Marks in any and all jurisdictions, together with any goodwill incident thereto.

(ii) If the laws of any country require that any Company Mark or the right of any member of the MusicCo Group to use any Trademark as permitted by Section 7.02(a) be registered in order to fully protect the Company Group, the Company and MusicCo will cooperate in constituting such member of the MusicCo Group as a registered user (or its equivalent) in each of the countries in which such registration is necessary. If any such laws of any country require that any such Trademark or the use by any member of the MusicCo Group of any such Trademark be registered prior to use in order to protect fully the Company Group, the license granted pursuant to Section 7.02(a) will not extend to such country until such registration has been effected to the reasonable satisfaction of the Company. Any expenses for registering such Trademark or constituting such member of the MusicCo Group as a registered user in any country shall be borne by MusicCo. Any registration of such member of the MusicCo Group as a registered user of any mark hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by any member of the MusicCo Group of the terms of this Section 7.02 and MusicCo will, upon request of the Company, take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach. In addition, MusicCo hereby constitutes and appoints the Company the true and lawful attorney of MusicCo, with full power of substitution, in the name and on behalf of MusicCo (and at the cost of MusicCo) to take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach.

(iii) MusicCo and LandCo will, and MusicCo will cause each member of the MusicCo Group to, comply with the provisions of this Section 7.02. Nothing in this Section 7.02 will prevent any member of the Company Group from enforcing the provisions of this Section 7.02 against any member of the MusicCo Group or LandCo.

(iv) The Company will have the right to terminate the license granted in Section 7.02(a) upon ten (10) days written notice to MusicCo for any material failure by any member of the MusicCo Group to observe the terms of Section 7.02(a) or this Section 7.02(b), provided, that, such failure is not remedied (where commercially feasible) prior to the effectiveness of the termination.

(c) From and after the Contribution Time, subject to Section 7.02(d), MusicCo will own all rights of the Company or any of its Subsidiaries (including members of the MusicCo Group) in, and to the use of, the MusicCo Marks. Prior to the Contribution Time, the Company will change the name of any Oregon Subsidiary or other Person under its control to eliminate therefrom the names “Allen Organ” or “Allen Organ Company” and all derivatives thereof.

(i) From and after the Contribution Time, except as permitted in this Section 7.02(c), the Company Group will not use or have any rights to the MusicCo Marks or any Trademark confusingly similar thereto, or any Trademark which contains, represents or evokes the MusicCo Marks or any Trademark confusingly similar thereto. From and after the Contribution Time, the Company Group will not hold itself out as having any affiliation with the MusicCo Group. However, MusicCo hereby grants to the Company a non-exclusive, non-transferable (whether by assignment, operation of law, change of control of the Company, or otherwise), non-sublicenseable (other than by way of sublicenses to members of the Company Group) worldwide license to utilize without obligation to pay royalties to MusicCo “Allen Organ” or “Allen Organ Company” and any Trademark related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs, packaging and products of the MusicCo Business, for a three (3) month period, subject to the terms and conditions of this Section 7.02(c), in each case in the same manner and to the same extent as such Trademarks were used by the Company Business at any time within the six (6) month period preceding the Contribution Time.

(d) (i) No member of the Company Group shall have any right, title or interest in or to the use of the MusicCo Marks, either alone or in combination with any other Trademark. Anything contained herein to the contrary notwithstanding, in no event will any member of the Company Group utilize the MusicCo Marks as a component of a company or trade name. The Company will not, and will cause each other member of the Company Group not to, challenge or contest the validity of the MusicCo Marks, the registration thereof or the ownership thereof by the MusicCo Group. The Company will not, and will cause each other member of the Company Group not to, apply anywhere at any time for any registration as owner or exclusive licensee of the MusicCo Marks. If, notwithstanding the foregoing, any member of the Company Group develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any MusicCo Marks in any jurisdiction, or any goodwill incident thereto, the Company will, upon the request of MusicCo, and for a nominal consideration of ten (10) dollars, assign or cause to be assigned to MusicCo or any designee of MusicCo, all right, title and interest in, and to the use of, such MusicCo Marks in any and all jurisdictions, together with any goodwill incident thereto.

(ii) If the laws of any country require that any MusicCo Mark or the right of any member of the Company Group to use any mark as permitted by Section 7.02(c) be registered in order to fully protect the MusicCo Group, the Company and MusicCo will cooperate in constituting such member of the Company Group as a registered user (or its equivalent) in each of the countries in which such registration is necessary. If any such laws of any country require that any such Trademark or the use by any member of the Company Group of any such Trademark be registered prior to use in order to protect fully the MusicCo Group, the license granted pursuant to Section 7.02(c) will not extend to such country until such registration has been effected to the reasonable satisfaction of MusicCo. Any expenses for registering such Trademark or constituting such member of the Company Group as a registered user in any country shall be borne by the Company. Any registration of such member of the Company Group as a registered user of any Trademark hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by any member of the Company Group of the terms of this Section 7.02 and the Company will, upon request of MusicCo, take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach. In addition, the Company hereby constitutes and appoints MusicCo the true and lawful attorney of the Company, with full power of substitution, in the name and on behalf of the Company (and at the cost of the Company) to take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach.

(iii) The Company will cause each member of the Company Group to comply with the provisions of this Section 7.02. Nothing in this Section 7.02 will prevent any member of the MusicCo Group from enforcing the provisions of this Section 7.02 against any member of the Company Group.

(iv) MusicCo will have the right to terminate the license granted in Section 7.02(c) upon ten (10) days written notice to the Company for any material failure by any member of the Company Group to observe the terms of Section 7.02(c) or this Section 7.02(d), provided, that, such failure is not remedied (where commercially feasible) prior to the effectiveness of the termination.

Section 7.03 Software and Other License Agreements. If after the Contribution Time, the Company (or any member of the Company Group) ceases to have the right to use Software used in the Company Business prior to the Contribution Time pursuant to the terms of a Software license agreement to which MusicCo (or any member of the Music Group) is a party (a “MusicCo Software License Agreement”) that, prior to the Contribution Time, was used in the conduct of the Company Business (i) because such license agreement does not constitute a Company Asset; (ii) because the transfer or partitioning of such MusicCo Software License Agreement required the consent of a third party and such consent was not obtained or (iii) for any other reason, then MusicCo shall be responsible for all costs and expenses incurred in connection with either the procurement of new license agreements to replace the rights provided to the Company under such MusicCo Software License Agreements or the transfer or assignment of a portion of such MusicCo Software License Agreement (to the extent mutually agreed by the Company, MusicCo and the licensor), including, but not limited to, any fees payable to the licensor in connection therewith and the portion of any pre-paid amounts allocable to the portion of the MusicCo Software License Agreement transferred. The Company will use commercially reasonable efforts to assist MusicCo in the procurement of such new license agreements or the transfer of a portion of such MusicCo Software License Agreement; provided, that, all of the Company’s costs and expenses incurred in connection therewith shall be paid by MusicCo.

Section 7.04 Non-Solicitation of Employees. Without the express written agreement of the Company:

(a) MusicCo and LandCo agree not to (and MusicCo or LandCo, as applicable, will cause the other members of the MusicCo Group and Affiliates of MusicCo or LandCo not to) solicit, recruit or hire any employee of, or individuals providing contracting services to the Company or any other member of the Company Group until the later of (i) the date which is six (6) months from the date hereof or (ii) three (3) months after such employee’s employment with, or such individual’s provision of contracting services to the Company or any other member of the Company Group terminates, whichever occurs first; and

(b) Notwithstanding the foregoing, (i) but subject to the restriction on hiring in the foregoing, such prohibitions on solicitation do not restrict general recruitment efforts carried out through a public or general solicitation and (ii) such prohibitions do not limit the ability of MusicCo or any Affiliate of MusicCo to hire Michael Doyle after the Effective Time, so long as (A) Mr. Doyle is not a current employee of the Buyer or an Affiliate of the Buyer and (B) in connection with such employment with MusicCo or an Affiliate of MusicCo, Mr. Doyle does not violate the terms of his Non-Competition and Non-Disclosure Agreement dated May 28, 1997.

Section 7.05 Certain Actions.

(a) For six (6) years following the Effective Time, none of MusicCo or any MusicCo Subsidiary will, and Purchaser shall take all such action as may be necessary to ensure that MusicCo or any MusicCo Subsidiary does not:

(i) declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) except for regularly scheduled dividends not in excess of 10% of net profits in any calendar year;

(ii) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so, except for repurchases of shares or membership interests requiring the expenditure in the aggregate of not more than $25,000 per year;

(iii) consolidate, merge, or enter into an amalgamation or similar transaction with any other Person or convey, transfer or lease all or substantially all of its assets, in a single transaction or series of transactions, to any Person unless:

(A) the surviving entity in such consolidation, merger, amalgamation or other transaction or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of MusicCo or any MusicCo Subsidiary as an entirety, as the case may be (the “Successor”), shall be MusicCo or any MusicCo Subsidiary, or

(B) such transaction or series of transactions is an arms’ length transaction with Person, an unrelated third party, and all proceeds from such transaction or transactions are held in escrow by an unrelated escrow agent for the benefit of the Buyer Indemnified Persons until the date that is six (6) years following the Effective Time and the escrow shall provide, among other things, that any income earned on the amount in escrow shall be distributed quarterly to the members of MusicCo; or

(iv) voluntarily present a petition for its winding-up, administration or dissolution or seek relief under any applicable bankruptcy, insolvency or similar Law.

In the event of the death of Martha Markowitz prior to the expiration of the six (6) year period following the Effective Time, (i) MusicCo shall be allowed to make such distributions, not to exceed $1,000,000, in the aggregate, as are necessary to fund federal and state inheritance and similar taxes in respect of the estate of Martha Markowitz or (ii) if the escrow provisions of Section 7.05(a)(iii)(B) are in effect, there shall be distributed from the escrow referred to in Section 7.05(a)(iii)(B) an amount, not to exceed $1,000,000, in the aggregate, as is necessary to fund federal and state inheritance and similar taxes in respect of the estate of Martha Markowitz.

(b) Until all Liabilities with respect to the Allen Organ Company Salaried Employees’ Pension Plan and the Allen Organ Company Hourly Employees’ Pension Plan (the “Pension Liability”) have been fully annuitized or otherwise satisfied, LandCo will not and Purchaser will not permit LandCo to:

(i) declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

(iii) consolidate, merge, or enter into an amalgamation or similar transaction with any other Person or convey, transfer or lease all or substantially all of its assets, in a single transaction or series of transactions, to any Person; provided, however, that the provisions of this clause shall not prohibit any such transaction or transactions where all Pension Liabilities are fully annuitized or otherwise satisfied concurrently with the consummation thereof;

(iv) sell, lease or otherwise dispose of any of LandCo’s assets to any Person, except (A) the transfer of the MusicCo Sales Real Property to MusicCo for nominal consideration and (B) where the proceeds from any such sale, lease or disposition are retained by LandCo pending the annuitization or other satisfaction of the Pension Liability; or

(v) voluntarily present a petition for its winding-up, administration or dissolution or seek relief under any applicable bankruptcy, insolvency or similar Law.

Section 7.06 Tax Matters. After the Effective Time, each of the parties to this Agreement shall comply with the applicable provisions of the Tax Matters Addendum contained in Section 7.06 of the Schedules.

Section 7.07 401(k) Plan. Effective immediately prior to the Contribution Time, MusicCo will become sponsor of, and assume all liabilities with respect to, the 401(k) plan maintained by the Company (the “401(k) Plan”). Each employee who, after Closing, remains an employee of the Company (each, an “Affected Employee”) and who has an account balance under the 401(k) Plan prior to the Contribution Time shall be 100% vested in such account effective at the Contribution Time, notwithstanding any vesting schedule otherwise provided under the 401(k) Plan. Following the Closing, Buyer shall, in consultation with the trustee of its Code Sections 401(a) and 401(k) qualified retirement plan (the “Buyer 401(k) Plan”), determine in good faith whether it is reasonably practical to transfer directly from the 401(k) Plan to the Buyer 401(k) Plan (i) the obligation under the 401(k) Plan for benefit payments to all Affected Employees and (ii) an amount of assets equal to the aggregate account balances of all Affected Employees under the 401(k) Plan. If Buyer determines such transfer to be reasonably practicable pursuant to the preceding sentence, it shall provide notice of such determination to MusicCo and within ninety (90) days following such notice, MusicCo shall direct the trustee of the 401(k) Plan to transfer directly from the 401(k) Plan to the Buyer 401(k) Plan (i) the obligation for benefit payments under the 401(k) Plan to all Affected Employees and (ii) an amount of assets equal to the aggregate account balances under the 401(k) Plan of all Affected Employees, in both cases valued as of the day immediately preceding the date of transfer. Assets shall be transferred in cash with the exception that outstanding loans of Affected Employees from the 401(k) Plan shall be transferred in-kind. Pending such transfer, MusicCo shall maintain the 401(k) Plan accounts of the Affected Employees on the same basis as other employees of MusicCo; provided, that,

MusicCo will not seek to declare any loan in default as a result of the Affected Employee’s failure to make a required loan payment during the ninety (90) day period from the Contribution Time during which the transfer is pending. The Buyer 401(k) Plan will (i) provide that the Affected Employees are 100% vested in the amounts transferred from the 401(k) Plan (and any subsequent investment earnings on such amounts), (ii) accommodate the in-kind transfer of the outstanding loans and honor such loans in accordance with their terms, and (iii) provide for such other benefits, rights and features as required in order to satisfy Section 411(d)(6) of the Code. The parties shall cooperate in making all filings and delivering all notices required in connection with the foregoing transfer.

ARTICLE VIII

ACCESS TO INFORMATION

Section 8.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Contribution Time, the Company shall deliver to MusicCo or LandCo, as applicable, all minute books and other records of meetings of the board of directors, committees of the board of directors and stockholders of the MusicCo Group and LandCo, all corporate books and records of the MusicCo Group or LandCo in its possession and the relevant portions (or copies thereof) of all corporate books and records of the Company Group relating directly and primarily to the MusicCo Assets, the MusicCo Business or the MusicCo Liabilities or the LandCo Assets or LandCo Liabilities, including, in each case, all active agreements and active litigation files. From and after the Contribution Time, all such books, records and copies shall be the property of MusicCo or LandCo, as applicable. Prior to or as promptly as practicable after the Contribution Time, MusicCo and LandCo shall deliver to the Company all corporate books and records of the Company Group in the MusicCo Group’s or LandCo’s possession (other than the books, records and copies described in the first sentence of this Section 8.01) and the relevant portions (or copies thereof) of all corporate books and records of the MusicCo Group or LandCo relating directly and primarily to the Company Assets, the Company Business or the Company Liabilities, including, in each case, all active agreements and active litigation files. From and after the Contribution Time, all such books, records and copies shall be the property of the Company.

Section 8.02 Access to Information.

(a) From and after the Contribution Time, the Company or Buyer will, and will cause each Oregon Subsidiary to, afford to MusicCo and its Advisors (at MusicCo’s expense) and LandCo and its Advisors (at LandCo’s expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all pre-Contribution Information within the Company Group’s possession or control relating to MusicCo, any MusicCo Subsidiary, any MusicCo Asset, any MusicCo Liability or the MusicCo Business on the one hand, or relating to LandCo, any LandCo Asset or any LandCo Liability, on the other, insofar as such access is reasonably required by MusicCo, any MusicCo Subsidiary or LandCo, respectively, subject to the provisions below regarding Privileged Information.

(b) From and after the Contribution Time, MusicCo, LandCo or Purchaser will, and MusicCo will cause each MusicCo Subsidiary to, afford to the Company and its Advisors (at the Company’s expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all pre-Contribution Information within the MusicCo Group’s or LandCo’s possession or control relating to the Company, any Oregon Subsidiary, any Company Asset, any Company Liability or the Company Business, insofar as such access is reasonably required by the Company or any Oregon Subsidiary, subject to the provisions below regarding Privileged Information.

(c) Without limiting the foregoing, Information may be requested under this Article VIII for audit (including in respect of any audit of the MusicCo Business after the Contribution Time), accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

(d) In furtherance of the foregoing clauses (a) through (c) of this Section 8.02:

(i) Each party acknowledges that (A) each of the Company, MusicCo (and the members of the Company Group and the MusicCo Group, respectively) and LandCo has or may obtain Privileged Information; (B) there are or may be a number of Actions affecting one or more of the members of the Company Group, the MusicCo Group and LandCo; (C) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (D) each of the Company, MusicCo and LandCo intends that the transactions contemplated by this Agreement or any Ancillary Agreement and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(ii) Each of the Company, on behalf of itself and each member of the Company Group, MusicCo, on behalf of itself and each member of the MusicCo Group, and LandCo agree not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Contribution business of any other party or relating to or arising in connection with the relationship between the parties on or prior to the Contribution Time, without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld. In the event of a disagreement between any member of the Company Group, on the one hand, or any member of the MusicCo Group or LandCo, on the other, concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

(iii) Upon any member of the Company Group, any member of the MusicCo Group or LandCo receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise which requests disclosure of Privileged Information, in each case relating to the pre-Contribution business of any other party or relating to or arising in connection with the relationship between the parties on or prior to the

Contribution Time, the recipient of the notice will promptly provide to the party about which the Privileged Information relates (following the notice provisions set forth herein) a copy of such notice, the intended response, and a description of all materials or information relating to the party about which the Privileged Information relates that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 8.02(d)(ii), the parties will cooperate to assert all defenses to disclosure claimed by each party, at the cost and expense of the party claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

Section 8.03 Production of Witnesses. Subject to Section 8.02, after the Contribution Time, the Company will (and will cause each member of the Company Group to), MusicCo will (and will cause each member of the MusicCo Group to), and LandCo will make available to the each other party and members of such other party’s Group, as applicable, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Contribution business of any party or its Group, as applicable, or relating to or arising in connection with the relationship between the parties on or prior to the Contribution Time, provided, that, the same shall not unreasonably interfere with the conduct of business by the party of which the request is made.

Section 8.04 Retention of Records. Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the pre-Contribution business, Assets or Liabilities of any party or its Group, as applicable, is retained by any other party or its Group, as applicable, each of the Company, MusicCo and LandCo will, and the Company and MusicCo will cause the members of the Group of which each is a member to, retain for seven (7) years all such Information in such party’s or such party’s Group’s possession or under its control. In addition, after the expiration of such required retention period, if any member of a Group or LandCo wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (i) the Company, MusicCo or LandCo or the Company or MusicCo, on behalf of the member of its Group that is proposing to destroy or dispose of any such Information, will provide no less than thirty (30) days prior written notice to the party to which such Information relates, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (ii) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party who is, or whose Group is, proposing to destroy or dispose of such Information promptly, will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Section 8.05 Confidentiality. Subject to the provisions of Section 8.02, which shall govern Privileged Information, from and after the Contribution Time, each of the Company, MusicCo and LandCo shall hold, and each of the Company and MusicCo shall use reasonable efforts to cause members of its Group and its and their Affiliates and Advisors to hold, in strict confidence all Information concerning another party or its Group in its possession or control prior to the Contribution Time or furnished to it by such other party or its Group pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated thereby and will not release or disclose such Information to any other Person, except, as applicable, members of its Group and its and their Advisors, who will be bound by the provisions of this Section 8.05; provided, however, that LandCo or any member of the Company Group or the MusicCo Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person’s counsel, by other requirements of law (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a party or a member of another party’s Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party or another party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquirer, or on the part of the acquirer. Each party acknowledges that it will be liable for any breach of this Section 8.05 by its Affiliates, Advisors and Subsidiaries. Notwithstanding the foregoing, each of the Company, MusicCo and LandCo will be deemed to have satisfied its obligations under this Section 8.05 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Entire Agreement; Construction. This Agreement and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement or any Ancillary Agreement to the contrary, (i) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Conveyance and Assumption Instruments, the provisions of this Agreement will control, and (ii) notwithstanding anything else in this Agreement or the Ancillary Agreements, in the event and to the extent that there is a conflict between the provisions of this Agreement or any Ancillary Agreement and the provisions of the Merger Agreement, the provisions of the Merger Agreement will control.

Section 9.02 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the parties contained in this Agreement or any Ancillary Agreement will remain in full force and effect and survive the Contribution Time.

Section 9.03 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 9.04 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three (3) business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Buyer (or the Company after the Effective Time), to:

Sycamore Networks, Inc.

220 Mill Road

Chelmsford, Massachusetts 01824

Attention: General Counsel

Fax No.: (978) 256-3434

with a copy to:

Margaret A. Brown, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street

Boston, Massachusetts 02108-3194

(617) 573-4800

mabrown@skadden.com

(b)	If to the Company or LandCo (or MusicCo prior to the Effective Time), to:

Allen Organ Company

150 Locust Street

Macungie, Pennsylvania 18062

Attention: Steven A. Markowitz

Fax No.: (610) 965-3098

with a copy to:

Stevens & Lee, P. C.

111 North Sixth Street

Reading, Pennsylvania 19603

Attention: Ernest J. Choquette, Esq.

Fax No.: (610) 988-0834

ejc@stevenslee.com

(c)	If to Purchaser (or MusicCo after the Effective Time), to:

AOC Acquisition, Inc.

150 Locust Street

Macungie, Pennsylvania 18062

Attention: Steven A. Markowitz

Fax No.: (610) 965-3098

with a copy to:

Rhoads & Sinon LLP

M&T Bank Building

Twelfth Floor

One South Market Square

Harrisburg, Pennsylvania 17108-1146

Attention: Charles J. Ferry, Esq.

Fax No.: (717) 231-6669

cferry@rhoads-sinon.com

Section 9.05 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by the Company, MusicCo and LandCo that is consented to in writing by Buyer, such consent to be in Buyer’s sole and absolute discretion.

Section 9.06 Assignment. Except as otherwise provided herein, no party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties and Buyer (in its sole and absolute discretion), provided, however, that nothing in this Section 9.06 shall prohibit the Company from assigning its rights or obligations (after the Effective Time) to any Affiliate of Buyer. Notwithstanding the foregoing, any party, subject to the provisions of Section 7.05, may (without obtaining any consent) assign, delegate or sublicense all or any portion of its rights and obligations hereunder to (i) the surviving entity resulting from a merger or consolidation involving such party, (ii) the acquiring entity in a sale or other disposition of all or substantially all of the assets of such party as a whole or of any line of business or division of such party, or (iii) any other Person that is created as a result of a spin-off from, or similar reorganization transaction of, such party or any line of business or division of such party. In the event of an assignment pursuant to (ii) or (iii) above, the nonassigning parties shall, at the assigning party’s request, use good faith commercially reasonable efforts to enter into separate agreements with each of the resulting entities and take such further actions as may be reasonably required to assure that the rights and obligations under this Agreement are preserved, in the aggregate, and divided equitably between such resulting entities. Any conveyance, assignment or transfer requiring the prior written consent of another party pursuant to this Section 9.06 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 9.07 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

Section 9.08 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 9.09 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto, the Buyer, and their respective successors and permitted assigns. This Agreement is specifically made for the benefit of Buyer and this Agreement, including the rights to indemnity of Buyer hereunder, are integral consideration for Buyer’s entry into the Merger Agreement and consummation of the Merger. It is expressly agreed that Buyer shall succeed to all the rights, benefits, remedies and claims of the Company hereunder. This Agreement is not made for the benefit of any Person, other than Buyer and its Affiliates, that is not a party hereto, and no Person other than the parties hereto, Buyer and its Affiliates or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

Section 9.10 Schedules. All sections of the schedules attached hereto (the “Schedules”) are hereby incorporated, and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement or the Merger Agreement.

Section 9.11 Waivers; Remedies. No failure or delay on the part of either the Company, MusicCo, LandCo or Buyer in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the Company, MusicCo, LandCo or Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity. Notwithstanding the foregoing, none of MusicCo, the Company, LandCo or any member of the MusicCo Group or the Company Group will waive any right, power or privilege hereunder without the prior written consent of Buyer.

Section 9.12 Further Assurances. From time to time after the Contribution Time, as and when requested by any party hereto, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 9.13 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together institute the same agreement. This Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

Section 9.14 Performance. Prior to the Contribution Time, MusicCo will, and after the Contribution Time, Purchaser will, cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any MusicCo Subsidiary.

Section 9.15 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized.

ALLEN ORGAN COMPANY

By:	/s/ Steven A. Markowitz
Name: Steven A. Markowtiz Title: President

MUSICCO, LLC

By:	/s/ Steven A. Markowitz
Name: Steven A. Markowtiz Title: President of Sole Member Allen Organ Company

LANDCO REAL ESTATE, LLC

By:	/s/ Steven A. Markowitz
Name: Steven A. Markowtiz Title: President of Sole Member Allen Organ Company

AOC ACQUISITION, INC.

By:	/s/ Steven A. Markowitz
Name: Steven A. Markowtiz Title: President